Exhibit 8.1


                          [Brown & Wood LLP Letterhead]

Connecticut Special Purpose Trust CL&P-1
107 Selden Street
Berlin, Connecticut 06037
March 26, 2001

        Re: CONNECTICUT SPECIAL PURPOSE TRUST CL&P-1 Rate Reduction Certificates

Ladies and Gentlemen:

     We have acted as special federal income tax counsel to the Connecticut Special Purpose Trust CL&P-1 (the "Issuer"), a business trust established under Delaware law, in connection with the preparation of the Registration Statement No. 333-53866 on Form S-3, as amended (the "Registration Statement"), relating to the issuance of one or more series of Rate Reduction Certificates (the "Certificates"). The Registration Statement includes a base prospectus and a form of prospectus supplement (together, the "Prospectus") that describe the series of transactions pursuant to which the Certificates will be issued and the documents that will be executed in connection with the Issuer's issuance of the Certificates. Capitalized terms used herein but not defined herein have the meaning ascribed to them in the Registration Statement.

     In summary, Connecticut Light and Power Company (the "Seller") will sell transition property to its wholly owned limited liability company, CL&P Funding LLC (the "Note Issuer"). The Note Issuer will sell the notes secured by and payable from the proceeds of the transition property (the "Notes") to the Issuer in exchange for the proceeds of the sale of the Certificates. The Issuer has requested our opinion concerning certain of the federal income tax consequences of the transactions described in the Prospectus to the Issuer and to those who purchase the Certificates at original issuance.

     For purposes of rendering the opinions expressed herein, we have assumed that the transactions incident to the issuance of the Certificates will occur in the manner described in the Prospectus and that the terms of the Certificates and other documents will be as described in the Prospectus. Moreover, we have assumed that all documents needed for completion of the issuance of the Certificates have been or will be properly executed in the manner described in the Prospectus. Furthermore, we have, or will have, examined and considered executed originals, or counterparts, or certified copies, or other copies identified to our satisfaction as being true copies, of certificates, instruments, documents, and records necessary for purposes of rendering the opinions expressed herein.
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     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have relied upon statements, representations, and certifications of officers and other representatives of the Seller, the Note Issuer, the Issuer, the Underwrites, and others concerning facts material to the opinions expressed herein and we have not independently verified those facts.

     In rendering the opinions expressed herein we have made such examinations of law as we have deemed appropriate and we have relied upon the Internal Revenue Code of 1986 (the "Code"), as amended, the Treasury regulations promulgated thereunder, and judicial and administrative precedents interpreting the Code and Treasury regulations, all as in effect as of the date hereof. In particular, we have relied upon a private letter ruling, dated October 16, 2000 issued by the Internal Revenue Service to the Seller concerning the transaction. That private letter ruling concludes, among other things, that the Notes are obligations of the Seller for federal income tax purposes.

     The authorities upon which we have based the opinions expressed herein are subject to change and any such change could be retroactively effective. We do not undertake any obligation to update the opinions expressed herein to reflect any such change. We express no opinion as to the laws of any jurisdiction other than the federal laws of the Unites States of America to the extent specifically referred to herein.

     Based on and subject to the foregoing, the following enumerated paragraphs are our opinions.

     1. The Issuer will not be a business entity classified as a corporation, or as a publicly traded partnership treated as a corporation, but will be classified as a grantor trust.

     2. Each Class of Certificates bearing interest at a fixed rate will evidence a fractional undivided beneficial interest in the related class of Notes.

     3. Each class of floating rate Certificates will evidence ownership of a fractional undivided beneficial interest in the related class of Notes and will evidence ownership of a fractional undivided beneficial interest in the related swap agreement.

     4.   The statements in the Prospectus under the heading "Prospectus Summary
          - Tax Status of the Certificates" and under the heading "Federal Income Tax Consequences," subject to the qualifications set forth therein, accurately describe the material federal income tax consequences under existing law to persons who purchase Certificates at original issuance.

     5. Subject to the qualifications set forth in the Prospectus, we hereby adopt and confirm to you our opinions as set forth in the Prospectus under the heading "Federal Income Tax Consequences."

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Brown & Wood LLP in the Prospectus under the headings "Legal Matters" and "Federal Income Tax Consequences."

                                           Very truly yours,


                                           /s/ Brown & Wood LLP